Exhibit 10.3

WPX ENERGY, INC.

20[XX] PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

THIS 20[XX] PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), which contains the terms and conditions for the Restricted Stock Units (“Restricted Stock Units” or “RSUs”) referred to in the 20[XX] Performance-Based Restricted Stock Unit Award Letter delivered in hard copy or electronically to the Participant, is by and between WPX ENERGY, INC., a Delaware corporation (the “Company”), and the individual identified on the last page hereof (the “Participant”).

1.                                      Grant of RSUs. Subject to the terms and conditions of the WPX Energy, Inc. 2013 Incentive Plan or any successor plan, as amended and restated from time to time (the “Plan”), and this Agreement, the Company hereby grants to the Participant a target award (the “Award”) of [Number of Awards Granted] RSUs effective [Grant Date] (the “Effective Date”). The Award, which is subject to adjustment under the terms of this Agreement and the Plan, gives the Participant the opportunity to earn the right to receive the number of shares of Common Stock of the Company equal to the number of RSUs shown in the prior sentence if the Target Peer Group Ranking, as established by the Committee and described in Subparagraph 4(b) below, is achieved by the Company over the Performance Period (as defined in Subparagraph 5(b)(ii) below).  These shares, together with any other shares that are payable under this Agreement, are referred to in this Agreement as the “Shares.”  Until the Participant both becomes vested in the Shares under the terms of Paragraph 5 and is paid such Shares under the terms of Paragraph 6, the Participant shall have no rights as a stockholder of the Company with respect to the Shares.

2.                                      Incorporation of Plan and Acceptance of Documents. The Plan is incorporated by reference and all capitalized terms used herein which are not defined in this Agreement or in the attached Appendix A shall have the respective meanings set forth in the Plan.  The Participant acknowledges that he or she has received a copy of, or has online access to, the Plan and hereby accepts the RSUs subject to all the terms and provisions of the Plan and this Agreement.  The Participant hereby further agrees that he or she has received a copy of, or has online access to, the prospectus for the Plan and hereby acknowledges his or her automatic acceptance and receipt of such prospectus electronically.

3.                                      Committee Decisions and Interpretations; Committee Discretion. The Participant hereby agrees to accept as binding, conclusive, and final all actions, decisions, and/or interpretations of the Committee, its delegates, or agents upon any questions or other matters arising under the Plan or this Agreement.

4.                                      Performance Measures; Number of Shares Payable to the Participant.

(a)                                 Performance measures established by the Committee shall be based on targeted levels of relative Total Shareholder Return (“TSR”), as defined by the Committee.  The Committee has established a designated percentage of the Target Number of Shares (as defined in Subparagraph 4(b) below) that may be received by the Participant based on the Company’s relative TSR for the Performance Period within the peer group established by the Committee, all as more fully described in Subparagraphs 4(b) and 4(c) below and in Appendix B, and in all respects subject to the Committee’s discretion as described in Subparagraph 4(d) below.

(b)                                 The RSUs awarded to the Participant and subject to this Agreement as reflected in Paragraph 1 above represent the Participant’s opportunity to earn the right to payment of an equal number of Shares (“Target Number of Shares”) upon (i) certification by the Committee that the Company has achieved the “Target Peer Group Ranking,” as specified in Appendix B, for TSR for the Performance Period, and (ii) satisfaction of all the other conditions set forth in Paragraph 5 below.

(c)                                  Subject to the Committee’s discretion as set forth in Subparagraph 4(d) below and to the satisfaction of all other conditions set forth in Paragraph 5 below, the actual number of Shares earned by and payable to the Participant upon certification of TSR results and satisfaction of all other conditions set forth in Paragraph 5 below will be based upon the range set by the Committee from 30% (for relative TSR above the 25th percentile of the peer group established by the Committee) to 200% (for relative TSR at the first or second ranking within the peer group established by the Committee) of the Target Number of Shares depending on the level of relative TSR certified by the Committee at the end of the Performance Period, as set forth in Appendix B.  Nothing in Appendix B or otherwise shall be construed to limit the Committee’s discretion to determine the number of Shares, if any, that are earned and payable under this Agreement.

(d)                                 Notwithstanding (i) any other provision of this Agreement or the Plan or (ii) certification by the Committee that targets for TSR have been achieved during the Performance Period, the Committee may in its sole and absolute discretion reduce, but not below zero (0), the number of Shares payable to the Participant based on such factors as it deems appropriate, including but not limited to, the Company’s performance.  Accordingly, any reference in this Agreement to Shares that (i) become payable, (ii) may be received by the Participant, or (iii) are earned by the Participant, and any similar reference, shall be understood to mean the number of Shares that are received, payable, or earned after any such reduction is made.

5.                                      Vesting; Legally Binding Rights.

(a)                                 Notwithstanding any other provision of this Agreement, the Participant shall not be entitled to any payment of Shares under this Agreement unless and until such Participant obtains a legally binding right to such Shares and satisfies applicable vesting conditions for such payment.

(b)                                 Except as otherwise provided in Subparagraphs 5(c) — 5(f) below and subject to the provisions of Subparagraph 4(d) above, the Participant shall vest in Shares under this Agreement only if and at the time that both of the following conditions are fully satisfied:

(i)                                     The Participant remains an active employee of the Company or any of its Affiliates from the Effective Date through [XX], (the “Maturity Date”); and

(ii)                                  The Committee certifies that the Company has met TSR targets as defined by the Committee for the thirty-six-month performance period beginning [XX], and ending [XX] (the “Performance Period”).  Certification, if any, by the Committee for the Performance Period shall be made by the Maturity Date or as soon thereafter as is administratively practicable.

(c)                                  (i)                                     If the Participant dies, becomes Disabled, or qualifies for Retirement (as defined in Subparagraph 5(c)(iii) below) prior to the Maturity Date while an active employee of the Company or any of its Affiliates, at but not prior to the Maturity Date, and only to the extent and at the time that the Committee certifies that the performance measures for the Performance Period are satisfied under Subparagraph 5(b)(ii) above, upon such certification, the Participant shall vest in that number of Shares the Participant might otherwise have received for the Performance Period in accordance with Paragraph 4 above prorated in accordance with Subparagraph 5(c)(ii) to reflect that portion of the Performance Period prior to such Participant’s ceasing being an active employee of the Company and its Affiliates.

(ii)                                  The pro rata number of Shares in which the Participant may become vested pursuant to Subparagraph 5(c)(i) shall equal that number determined by multiplying the number of Shares the Participant might otherwise have received for the Performance Period in accordance with Paragraph 4 above times a fraction, the numerator of which is the number of full and partial months in the period that begins the month following the month that contains the Effective Date and ends on (and includes) the date that the Participant ceases being an active employee of the Company and its Affiliates, and the denominator of which is thirty-six(36).

(iii)                               The Participant “qualifies for Retirement” only if the Participant experiences a Separation from Service and has attained age 55 and completed at least five years of continuous service with the Company or any of its Affiliates.

(d)                                 If the Participant experiences a Separation from Service prior to the Maturity Date within two years following a Change in Control, either voluntarily for Good Reason or involuntarily (other than due to Cause), the Participant shall vest in that number of Shares equal to the Target Number of Shares.

(e)                                  If the Participant experiences an involuntary Separation from Service prior to the Maturity Date and the Participant either receives benefits under a severance pay plan or program maintained by the Company or any of its Affiliates or receives benefits under a separation agreement with the Company or any of its Affiliates, then at the time and to the extent the Committee certifies that the performance measures for the Performance Period are satisfied under Subparagraph 5(b)(ii) above, the Participant shall, on the date of such certification, become vested in that number of Shares the Participant might otherwise have received for the Performance Period in accordance with Paragraph 4 above prorated to reflect that portion of the Performance Period prior to the Participant’s ceasing being an active employee of the Company and its Affiliates. The pro rata number of Shares in which the Participant may become vested on, but not prior to, the Maturity Date in such case shall equal that number determined by multiplying (i) the number of Shares the Participant might otherwise have received for the Performance Period in accordance with Paragraph 4 above times (ii) a fraction, the numerator of which is the number of full and partial months in the period that begins the month following the month that includes the Effective Date and ends on (and includes) the date the Participant ceases being an active employee of the Company and its Affiliates, and the denominator of which is the total number of full and partial months in the period that begins the month following the month that contains the Effective Date and ends on (and includes) the Maturity Date.

(f)                                   If (i) the Participant experiences an involuntary Separation from Service prior to the Maturity Date due to a sale of a business or the outsourcing of any portion of a business, and (ii) the Company or any of its Affiliates fails to make an offer of comparable employment, as defined in a severance plan or program maintained by the Company or any of its Affiliates, to the Participant, then at the time and to the extent the Committee certifies that the performance measures for the Performance Period are satisfied under Subparagraph 5(b)(ii) above, upon such certification, the Participant shall, on the date of such certification, become vested in that number of Shares the Participant might otherwise have received for the Performance Period in accordance with Paragraph 4 above prorated to reflect that portion of the Performance Period prior to the Participant’s ceasing being an active employee of the Company and its Affiliates.  The pro rata number of Shares in which the Participant may become vested on, but not prior to, the Maturity Date in such case shall equal that number of Shares determined by multiplying (i) the number of Shares the Participant might otherwise have received for the Performance Period in accordance with Paragraph 4 above times (ii) a fraction, the numerator of which is the number of full and partial months in the period that begins the month following the month that contains the Effective Date and ends on (and includes) the date the Participant ceases being an active employee of the Company and its Affiliates, and the denominator of which is the total number of full and partial months in the period that begins the month following the month that contains the Effective Date and ends on (and includes) the Maturity Date.

For purposes of this Subparagraph 5(f), a Termination of Affiliation shall constitute an involuntary Separation from Service, excluding any Termination of Affiliation that results from a voluntary Separation from Service.

6.                                      Payment of Shares.

(a)                              Payment of all Shares in which the Participant becomes vested pursuant to Subparagraph 5(d) above shall occur within 30 days after the Participant’s Separation from Service.

(b)                                 Payment of all Shares in which the Participant becomes vested pursuant to

Paragraph 5 above, other than Subparagraph 5(d) (as to which the payment date is determined in accordance with Subparagraph 6(a) above), shall occur during the calendar year containing the Maturity Date.

(c)                                  Upon conversion of RSUs into Shares under this Agreement, such RSUs shall be cancelled.  Shares that become payable under this Agreement will be paid by the Company by the delivery to the Participant, or the Participant’s beneficiary or legal representative, one or more certificates (or other indicia of ownership) representing shares of Common Stock equal in number to the number of Shares otherwise payable under this Agreement less the number of Shares necessary for purposes of satisfying all of the Company’s or any Affiliate’s federal, state and local tax withholding requirements related thereto (the “Required Withholding”).  The number of Shares included in the Required Withholding shall be determined in a manner consistent with the Plan and all such Shares shall be valued at their Fair Market Value on the date the withholding tax obligation arises.

7.                                      Other Provisions.

(a)                                 The Participant understands and agrees that payments under this Agreement shall not be used for, or in the determination of, any other payment or benefit under any continuing agreement, plan, policy, practice, or arrangement providing for the making of any payment or the provision of any benefits to or for the Participant or the Participant’s beneficiaries or representatives, including, without limitation, any employment agreement, any change of control severance protection plan, or any employee benefit plan as defined in Section 3(3) of ERISA, including, but not limited to qualified and non-qualified retirement plans.

(b)                                 The Participant agrees and understands that, upon payment of Shares under this Agreement, stock certificates (or other indicia of ownership) issued may be held as collateral for monies he/she owes to the Company or any of its Affiliates.

(c)                                  Except as provided in Subparagraphs 5(c) through 5(f) above, in the event that the Participant experiences a Separation from Service prior to the Maturity Date, RSUs subject to this Agreement and any right to Shares issuable hereunder shall be forfeited.

(d)                                 RSUs, Shares, and the Participant’s interest in RSUs and Shares may not be sold, assigned, transferred, pledged, or otherwise disposed of or encumbered at any time prior to both (i) the Participant’s becoming vested in such Shares and (ii) payment of such Shares under this Agreement.

(e)                                  If the Participant at any time forfeits any or all of the RSUs pursuant to this Agreement, the Participant agrees that all of the Participant’s rights to and interest in such RSUs and in Shares issuable thereunder shall terminate upon forfeiture without payment of consideration.

(f)                                         In consideration of the grant of RSUs described in Section 1 above, during the term of employment, and for a period of one (1) year immediately thereafter, the Participant agrees not to, directly or indirectly, solicit, recruit, induce, or attempt to recruit, solicit, or induce any employee or independent contractor of the Company on the Participant’s behalf or on behalf of or in conjunction with any person or legal entity to work for or contract with such an entity. Furthermore, other than in performance of assigned duties for the Company, the Participant agrees not to induce, directly or indirectly, any employee or independent contractor associated with the Company to terminate or breach an employment, contractual, or other relationship with the Company.

(g)                                  The Committee shall determine whether an event has occurred resulting in the forfeiture of the RSUs and any Shares issuable thereunder in accordance with this Agreement, and all determinations of the Committee shall be final and conclusive.

(h)                                 With respect to the right to receive payment of Shares under this Agreement, nothing contained herein shall give the Participant any rights that are greater than those of a general creditor of the Company.

(i)                                     The obligations of the Company under this Agreement are unfunded and unsecured.  Each Participant shall have the status of a general creditor of the Company with respect to amounts due, if any, under this Agreement.

(j)                                    The parties to this Agreement intend that this Agreement satisfies the requirements of the short-term deferral exception from Section 409A of the Code and, if not excepted, complies with the applicable requirements of Section 409A of the Code.  This Agreement reflects certain provisions of Section 409A of the Code or regulations issued thereunder for purposes of defining certain terms and requirements.  Such references shall not be construed to cause the Agreement to be subject to Section 409A of the Code or to conflict with the parties’ intent that this agreement satisfies the requirements of the short-term deferral exception.  The parties recognize that it may be necessary to modify this Agreement and/or the Plan to maintain the Plan’s exception from Section 409A of the Code or to otherwise reflect guidance under Section 409A of the Code issued by the Internal Revenue Service.  The Participant agrees that the Committee shall have sole discretion in determining (i) whether any such modification is desirable or appropriate and (ii) the terms of any such modification.

(k)                                 The Participant hereby becomes a party to this Agreement by accepting the Award electronically or in writing, in accordance with procedures of the Committee, its delegates, or agents, within 90 days of grant date. Failure to accept the award within 90 days of the grant date will result cancellation of the award.

(l)                                     Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or an Affiliate to terminate the Participant’s employment or service at any time, nor confer upon the Participant the right to continue in the employ of the Company and/or an Affiliate.

(m)                             The Participant hereby acknowledges that nothing in this Agreement shall be construed as requiring the Committee to allow or comply with a domestic relations order with respect to this Award.

(n)                                 Notwithstanding any other provision of this Agreement to the contrary, any Shares issued hereunder and/or any amount received with respect to any sale of any such Shares, shall be subject to potential cancellation, recoupment, rescission, payback, or other action in accordance with regulations promulgated by the Securities Exchange Commission, with stock exchange rules, and with the terms of the Company’s Recoupment Policy, as it may be amended from time to time (collectively, the “Recoupment Requirements”).  The Participant agrees and consents to the Company’s application, implementation and enforcement of (a) the Recoupment Requirements or any similar policy established by the Company that may apply to the Participant and (b) any provision of applicable law relating to cancellation, rescission, payback, or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Recoupment Requirements, any similar policy (as applicable to the Participant), or applicable law without further consent or action being required by the Participant.  To the extent that the terms of this Agreement and the Recoupment Requirements or any similar policy conflict, then the terms of such Recoupment Requirements shall prevail.

8.                    Notices. All notices to the Company required hereunder shall be in writing and delivered by hand or by mail, addressed to WPX Energy, Inc., 3500 One Williams Center, Tulsa, Oklahoma 74172, Attention:  Stock Administration Department.  Notices shall become effective upon their receipt by the Company if delivered in the foregoing manner.  To direct the sale of any Shares issued under this Agreement, the Participant shall contact the Company’s stock plan administrator, which, as of the Grant Date, is Fidelity Stock Plan Services.

9.                    Tax Consultation.  The Participant understands he or she will incur tax consequences as a result of acquisition or disposition of the Shares.  The Participant agrees to consult with any tax consultants deemed advisable in connection with the acquisition of the Shares and acknowledges that he or she is not relying, and will not rely, on the Company or any of its Affiliates for any tax advice.

WPX ENERGY, INC.

By:

Participant: [Participant Name]

APPDENDIX A

DEFINITIONS

“Affiliate” means all persons with whom the Company would be considered a single employer under Section 414(b) of the Code and all persons with whom the Company would be considered a single employer under Section 414(c) of the Code.

“Disabled” means a Participant qualifies for long-term disability benefits under the Company’s long-term disability plan, or if the Company does not sponsor such a disability plan, the Participant qualifies for Social Security Disability Insurance under Title II of the Social Security Act.  Notwithstanding the forgoing, the definition of “Disabled” shall comply with the requirements of the definition of “disabled” described in Treasury Regulation § 1.409A-3(i)(4), as amended.

“Separation from Service” means a Participant’s termination or deemed termination from employment with the Company and its Affiliates.  For purposes of determining whether a Separation from Service has occurred, the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with his or her employer under an applicable statute or by contract.  For this purpose, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for his or her employer.  If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship will be deemed to terminate on the first date immediately following such six-month period.

Notwithstanding the foregoing, if a leave of absence is due to any medically determinable physical or mental impairment that can be expected to last for a continuous period of more than six months but less than 12 months, and such impairment causes the Participant to be unable to perform the duties of the Participant’s position of employment or any substantially similar position of employment, a period equal to such Participant’s leave of absence will be substituted for such six-month period, so long as that period is less than 12 months.  If such an absence exceeds 12 months, then the Participant will be considered Disabled and Subparagraph 5(c)(i) will govern.

A Separation from Service occurs at the date as of which the facts and circumstances indicate either that, after such date: (A) the Participant and the Company reasonably anticipate the Participant will perform no further services for the Company and its Affiliates (whether as an employee or an independent contractor) or (B) that the level of bona fide services the Participant will perform for the Company and its Affiliates (whether as an employee or independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period or, if the Participant has been providing services to the Company and its Affiliates for less than 36 months, the full period over which the Participant has rendered services, whether as an employee or independent contractor.  The determination of whether a Separation from Service has occurred shall be governed by the provisions of Treasury Regulation § 1.409A-1, as amended, taking into account the objective facts and circumstances with respect to the level of bona fide services performed by the Participant after a certain date.

APPENDIX B

DETERMINATION OF TSR RANKING

As of the Effective Date, the Committee has established a peer group of companies for the purpose of determining the Company’s relative TSR ranking for the Performance Period.  The Committee retains the authority to determine the treatment of any company in the peer group that ceases to be a United States-domiciled publicly traded company on a national stock exchange or market system and to adjust the table below accordingly.

The table below reflects the Shares, expressed as a percentage of the Target Number of Shares, that may be payable to the Participant based upon the Company’s TSR ranking within the peer group for the Performance Period.  Notwithstanding any provision in this Appendix B or in the Agreement to the contrary, the Committee has the sole and absolute discretion to reduce the number of Shares payable to the Participant to zero (0) pursuant to Subparagraph 4(d) of the Agreement.

Company TSR Ranking Within the Peer Group	Percentage of the Target Number of Shares
1st	200%
2nd	200%
3rd	191.6%
4th	183.3%
5th	175%
6th	150%
7th	125%
Target Peer Group Ranking 8th	100%
9th	82.5%
10th	65%
11th	47.5%
12th	30%
13th	0%
14th	0%
15th	0%